PROCEPT BioRobotics® Reports Third Quarter 2024 Financial Results and
Increases 2024 Revenue and Adjusted EBITDA Guidance

SAN JOSE, Calif., October 28, 2024 -- PROCEPT BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended September 30, 2024.

Recent Highlights

•Total revenue of $58.4 million for the third quarter of 2024, an increase of 66% compared to the prior period in 2023
•U.S. handpiece and consumables revenue of $29.6 million for the third quarter of 2024, an increase of 74% compared to the prior period in 2023
•Sold 45 robotic systems in the U.S. in the third quarter of 2024 at an average selling price of approximately $432,000
•U.S. system and rental revenue of $19.6 million for the third quarter of 2024, an increase of 46% compared to the prior period in 2023
•International revenue of $6.2 million, for the third quarter of 2024, an increase of 122% compared to the prior period in 2023
•Reported record gross margin of 63.2% in the third quarter of 2024
•Increased fiscal year 2024 total revenue guidance range to $222.5 million to $223.0 million
•Increased fiscal year 2024 gross margin guidance to 61%
•Increased fiscal year 2024 Adjusted EBITDA guidance to a loss of $60.0 million

“I’m extremely proud of the entire PROCEPT team for their collective effort and execution in launching HYDROS in the third quarter,” said Reza Zadno, Chief Executive Officer. “After receiving HYDROS FDA clearance in August, we successfully converted the third quarter capital pipeline, manufactured sufficient quantities of commercial product, trained our clinical teams while mitigating downside pressure on procedures, and effectively managed customer relationships during this critical phase of our Company's growth. As a result, we delivered another successful quarter with annual revenue growth of 66% and record gross margins of 63.2%.”

Third Quarter 2024 Financial Results

Total revenue for the third quarter of 2024 was $58.4 million, an increase of 66% compared to the prior year period. U.S. revenue was $52.2 million, representing growth of 62% compared to the prior year period. The increase was primarily driven by increased system sales, higher system average selling prices, and increased handpiece and other consumable revenue. U.S. handpiece and consumable revenue for the third quarter of 2024 was $29.6 million, an increase of 74% compared to the prior year period. U.S. system revenue for the third quarter of 2024 was $19.6 million, an increase of 46% compared to the prior year period. As of September 30, 2024, the install base of robotic systems in the U.S. was 445 systems. International revenue was $6.2 million for the quarter, an increase of 122% compared to the prior year period.

Gross margin for the third quarter 2024 was 63.2% compared to 53.8% in the prior year period. Gross margin improvement was primarily due to improved overhead absorption and increased U.S. robotic system average selling prices.

Operating expenses in the third quarter of 2024 were $59.3 million, compared with $44.5 million in the prior year period. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization and increased research and development expenses.

Net loss was $21.0 million for the third quarter of 2024, compared to a loss of $24.6 million in the prior year period. Adjusted EBITDA was a loss of $12.4 million for the third quarter of 2024, compared to a loss of $19.4 million in the prior year period.

Cash, cash equivalents and restricted cash as of September 30, 2024, totaled $199.8 million.

Full Year 2024 Financial Guidance

•The Company projects revenue for the full year 2024 to be in the range of $222.5 million to $223.0 million, which represents 63% and 64% growth respectfully over the Company’s prior year revenue. This compares to previous revenue guidance of $217.0 million.
•The Company projects full year 2024 gross margin to be approximately 61%. This compares to previous guidance of approximately 59%.
•The Company projects full year 2024 total operating expense of approximately $231.5 million, which is unchanged from previously issued guidance.
•The Company projects full year 2024 Adjusted EBITDA loss to be ($60.0) million. This compares to previous guidance of ($67.5) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the third quarter 2024 financial results on Monday, October 28, 2024, at 8:00 a.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/yhamkcsz
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BI271ff7de75a342d8941d642d1900ba40

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS™ Robotic Systems. The HYDROS Robotic System is the only AI-Powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2024, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$58,370	$35,102	$156,262	$92,610
Cost of sales	21,459	16,228	62,835	42,816
Gross profit	36,911	18,874	93,427	49,794
Operating expenses:
Research and development	16,647	11,600	47,232	33,950
Selling, general and administrative	42,691	32,883	123,099	95,457
Total operating expenses	59,338	44,483	170,331	129,407
Loss from operations	(22,427)	(25,609)	(76,904)	(79,613)
Interest expense	(1,140)	(1,019)	(3,215)	(2,870)
Interest and other income, net	2,593	2,006	7,562	4,090
Net loss	$(20,974)	$(24,622)	$(72,557)	$(78,393)
Net loss per share, basic and diluted	$(0.40)	$(0.51)	$(1.41)	$(1.70)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	52,011	48,310	51,550	46,131

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(20,974)	$(24,622)	$(72,557)	$(78.393)
Depreciation and amortization expense	1,328	1,054	3,781	2.489
Stock-based compensation expense	8,512	5,326	22,755	14.153
Interest (income) and interest expense, net	(1,296)	(1,126)	(4,694)	(1.477)
Adjusted EBITDA	$(12,430)	$(19,368)	$(50,715)	$(63.228)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2024 EBITDA Guidance
(Unaudited, in thousands)

2024
Net loss	$(90,500)
Depreciation and amortization expense	5,100
Stock-based compensation expense	31,300
Interest (income) and interest expense, net	(5,900)
Adjusted EBITDA	$(60,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$196,762	$257,222
Accounts receivable, net	69,048	48,376
Inventory	50,850	39,756
Prepaid expenses and other current assets	6,321	5,213
Total current assets	322,981	350,567
Restricted cash, non-current	3,038	3,038
Property and equipment, net	26,605	28,748
Operating lease right-of-use assets, net	19,267	20,241
Intangible assets, net	1,000	1,204
Other assets	1,251	919
Total assets	$374,142	$404,717

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,088	$13,499
Accrued compensation	18,834	16,885
Deferred revenue	7,989	5,656
Operating leases, current	1,839	1,683
Loan facility derivative liability	2,000	1,886
Other current liabilities	7,896	6,318
Total current liabilities	53,646	45,927
Long-term debt	51,438	51,339
Operating leases, non-current	27,361	26,182
Other liabilities	479	517
Total liabilities	132,924	123,965

Stockholders’ equity:
Additional paid-in capital	768,365	735,240
Accumulated other comprehensive gain (loss)	(18)	84
Accumulated deficit	(527,129)	(454,572)
Total stockholders’ equity	241,218	280,752
Total liabilities and stockholders’ equity	$374,142	$404,717

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
U.S.
System sales and rentals	$19,643	$13,467	$50,978	$37,065
Handpieces and other consumables	29,620	17,047	81,217	42,418
Service	2,952	1,811	7,888	4,545
Total U.S. revenue	52,215	32,325	140,083	84,028
Outside of U.S.
System sales and rentals	3,155	828	7,974	3,896
Handpieces and other consumables	2,616	1,651	7,230	3,826
Service	384	298	975	860
Total outside of U.S. revenue	6,155	2,777	16,179	8,582
Total revenue	$58,370	$35,102	$156,262	$92,610